EXHIBIT 99.1
McLeodUSA logo


FOR IMMEDIATE RELEASE


MCLEODUSA ANNOUNCES MOVE TO NASDAQ SMALLCAP MARKET


(CEDAR RAPIDS, Iowa) - September 26, 2002 - McLeodUSA Incorporated, one of the nation's largest independent competitive local exchange carriers, announced today that the NASDAQ has approved its application to move the Company's stock listing for its Class A common stock and Series A preferred stock from the National Market to the SmallCap Market. This will become effective at the start of trading on Monday, September 30, 2002.

McLeodUSA Class A common stock will continue to trade under the "MCLD" symbol and its Series A preferred stock will continue to trade under the "MCLDO" symbol. Daily price quotations will continue to be available in leading financial newspapers and online services. The move to the SmallCap Market extends the grace period to achieve a $1.00 minimum bid price per share for the Class A common stock to December 3, 2002. Furthermore, if McLeodUSA continues to meet the initial listing criteria for the SmallCap Market, other than the $1.00 minimum bid price, as of December 3, 2002, McLeodUSA will be afforded an additional 180-day grace period to June 1, 2003 to comply with the $1.00 minimum bid price per share requirement.

About McLeodUSA
---------------

McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The company is a facilities based telecommunications provider with, as of June 30, 2002, 43 ATM switches, 55 voice switches, 507 collocations, 525 DSLAMs and 4,740 employees. Visit the company's web site at www.mcleodusa.com.

Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements include projections of financial and operational results and goals, including closing of sales of businesses, revenue, EBITDA, profitability, savings and cash. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions. Factors that could cause actual results to differ materially from the forward-looking statement include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms, our ability to close on sales of businesses and changes in the competitive climate in which we operate. These and other risks are described in more detail in our most recent Annual Report on the Form 10K and Form 10K/A both filed with the SEC. The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact:

McLeodUSA Incorporated, Cedar Rapids, IA
Investor Contact: Bryce E. Nemitz
Press Contact: Bruce A. Tiemann Phone: 319/790-7800 mcleodusa_ir@mcleodusa.com